                                                                     EXHIBIT 2.3

                                  BILL OF SALE

               This BILL OF SALE is made as of November 6, 1997, by TransWestern Holdings, L.P., a Delaware limited partnership, ("Contributor"), pursuant to
Section 2.1(b) of the Contribution and Assumption Agreement, dated as of November 6, 1997, between Contributor and TransWestern Publishing Company LLC, a Delaware limited liability company ("LLC"), pursuant to which Contributor agrees to contribute to LLC, and LLC agrees to assume from Contributor, all of Contributor's assets, businesses and properties (the "Contributed Assets") subject to the assumption by LLC of the Assumed Liabilities (as defined therein). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as of the date hereof, Contributor hereby absolutely, unconditionally and irrevocably sells, assigns, conveys and transfers, free and clear of any and all liens or encumbrances to LLC all of Contributor's right, title and interest in and to all of the Contributed Assets.

               Contributor agrees hereby that it shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and assurances and take such other action as LLC may require to more effectively assign and transfer to and vest in LLC, its successors and assigns, all right, title and interest in and to the Assets. Contributor agrees hereby that it shall promptly remit and send to LLC any and all payments, funds, assets, notices, reports and other documents and information received by Contributor or its agents as a result of or with respect to any of the Assets.

               THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

                                    * * * * *

               IN WITNESS WHEREOF, Contributor has, intending to be legally bound, caused this Bill of Sale to be signed, sealed and executed by its authorized representative on and as of the day and date first above set forth.


                                            TRANSWESTERN HOLDINGS, L.P.


                                            By: /s/ Laurence H. Bloch
                                                --------------------------------
                                            Its Vice President


NOTARY:

SUBSCRIBED AND SWORN to
before me this 6th day of
November, 1997.


    /s/ Thaddine Gomez
---------------------------------
Notary Public

My Commission Expires:

        September 30, 1998


                                      - 2 -